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                         CERTIFICATE OF AMENDMENT
                                   TO THE
                    RESTATED CERTIFICATE OF INCORPORATION
                                     OF
                     AUTOMATED MEDICAL LABORATORIES, INC.

                                 ----------

TO:  THE DEPARTMENT OF STATE
     STATE OF FLORIDA


     Pursuant to the provisions of Section 607.187 of the Florida General Corporation Act the undersigned corporation executes the following Certifi-cate of Amendment to its Restated Certificate of Incorporation:

     1. The name of the corporation is AUTOMATED MEDICAL LABORATORIES, INC.

     2. The following amendment to the Restated Certificate of Incorpora-tion was adopted by the board of directors on June 26, 1985 and thereafter duly adopted by the shareholders on September 12, 1985, which increased the authorized capital stock, common stock, $.01 par value per share, from 8,000,000 shares to 12,000,000 shares of common stock.

          RESOLVED, that Article III of the Restated Certificate of Incorporation of the Company, be and hereby is amended to read in its entirety as follows:

          "The aggregate number of shares which the Corporation shall have authority to issue is 12,000,000 shares of Common Stock, $.01 par value. The Corporation may

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     issue and deliver unissued or treasury shares, options, rights or securities having conversion or option rights whether presently or hereafter authorized, in such manner and for consideration as from time to time may be fixed by the Board of Directors, without first offering them to existing shareholders. The Board of Directors may accept property, labor or other payment for sale of capital stock at a just valuation fixed by the Board of Directors. The stock of the Corporation shall not be assessable, nor shall the holders thereof or their property be liable for the debts of the Corporation, to any extent whatever."

     3. The effective date of this Certificate of Amendment to the Restated Certificate of incorporation shall be the date the same are filed with the Department of state In accordance with Chapter 607 of the Florida General Corporation Act.

                                AUTOMATED MEDICAL LABORATORIES, INC.

                                  /s/ Thomas K. Langbein
                                By-----------------------------------
                                  THOMAS K. LANGBEIN, President

                                /s/ Benton L. Becker
                                -------------------------------------
                                BENTON L. BECKER, Secretary

Subscribed at Miami, Florida this 12 day of September, 1985.

     The foregoing Certificate of Amendment to the Restated Certificate of Incorporation was acknowledged before me this 12 day of September, 1985.

                                /s/ Benton L. Becker
                                -------------------------------------
                                BENTON L. BECKER, Secretary

STATE OF FLORIDA  )
                  :ss.:
COUNTY OF DADE    )

     On this 12th day of September, 1985, before me personally appeared BENTON L. BECKER to me known to be the SECRETARY of AUTOMATED MEDICAL, INC. and who executed the foregoing for the purpose therein contained.

                                /s/ Bonnie Gail Duckworth
                                -------------------------------------
                                NOTARY PUBLIC